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                     September 2, 2020

       Ronald Jordan
       Chief Financial Officer
       FedNat Holding Company
       14050 N.W. 14th Street
       Suite 180
       Sunrise, FL 33323

                                                        Re: FedNat Holding Co
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 6, 2020
                                                            File No. 000-25001

       Dear Mr. Jordan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance